Exhibit 99.1

Zion Oil & Gas Reaches Target Depth in Drilling its Well into the Permian Geologic Layer in Northern Israel

Company added to Preliminary List of the Russell Global Index and Russell 3000 Index

Dallas, Texas and Caesarea, Israel – June 13, 2011 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) reported today that it has reached its target depth of approximately 19,357 feet (5,900 meters) in drilling its Ma'anit-Joseph #3 well into the Permian geologic layer in Northern Israel. The Company is now preparing for open-hole logging operations, planned to commence this week.

Zion also announced that its shares of Common Stock were added to the preliminary list of both the Russell Global Index and the U.S. broad-market Russell 3000® on June 10, 2011. Russell Investments will publish the final inclusion lists of its indexes on June 27, 2011.

Zion’s inclusion is part of the Russell’s regular reconstitution of its U.S. equity indices each year. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading US $3.9 trillion in institutional assets currently are benchmarked to them.

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN”.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Haifa and Tel Aviv. It currently holds two petroleum exploration licenses, the Joseph License (on approximately 83,000 acres), between Netanya, in the south, and Haifa, in the north and the Jordan Valley License (on approximately 56,000 acres), just south of the Sea of Galilee. The Asher-Menashe License (on approximately 79,000 acres), which Zion has held continuously since June 2007, expired on June 9, 2011 (its scheduled expiration date), however, prior to that date, Zion submitted an extension application to Israel's Petroleum Commissioner.

FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding Zion’s planned operations, drilling efforts, the procurement of needed license extensions, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital and potential results thereof and plans contingent thereon, and the impact of Zion’s inclusion in the Russell 3000® Index and/or the Russell Global Index or a determination by Russell Investments not to include Zion in the Russell 3000® Index and/or the Russell Global Index are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Zion Oil & Gas, Inc.
Mike Williams, 214-221-4610
dallas@zionoil.com